Exhibit 99.1

PRESS RELEASE

Contact:

James R. Brannen

President and Chief Executive Officer

First Seacoast Bancorp

(603) 742-4680

First Seacoast Bancorp Announces Stockholder and Member Approvals for Pending Conversion Transaction

Dover, NH; December 29, 2022 – First Seacoast Bancorp (Nasdaq: FSEA), the holding company for First Seacoast Bank, announced today that the stockholders of First Seacoast Bancorp and the members of First Seacoast Bancorp, MHC both approved the pending conversion of First Seacoast Bancorp, MHC from mutual to stock form. The approvals were received at a Special Meeting of Stockholders and a Special Meeting of Members, both held earlier today.

Completion of the conversion and the related stock offering by First Seacoast Bancorp, Inc., the proposed successor to First Seacoast Bancorp, remains subject to final regulatory approval and the sale of at least 2,805,000 shares of common stock at the minimum of the offering range. First Seacoast Bancorp intends to close the stock offering at the minimum of the offering range.

About First Seacoast Bank

First Seacoast Bank is a federally-chartered stock savings bank serving the financial needs of residents of the Seacoast region of New Hampshire. First Seacoast Bank operates four full-service offices in Strafford County, New Hampshire, and one full-service office in Rockingham County, New Hampshire.

Forward-Looking Statements

This press release contains certain forward-looking statements about the conversion and stock offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include that the proposed transaction may not be timely completed, if at all, that required regulatory approval is not timely received, if at all, or that other customary closing conditions are not satisfied in a timely manner, if at all.

Important Additional Information and Where to Find It

First Seacoast Bancorp, Inc. has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1 that includes a prospectus of First Seacoast Bancorp, Inc., as well as other relevant documents concerning the proposed transaction. STOCKHOLDERS OF FIRST SEACOAST BANCORP ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROSPECTUS CAREFULLY AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. When filed, these documents and other documents relating to the proposed transaction can be obtained free of charge from the SEC’s website at www.sec.gov. Alternatively, these documents, when available, can be obtained free-of-charge from First Seacoast Bancorp upon written request to First Seacoast Bancorp, 633 Central Avenue, Dover, New Hampshire 03820, Attention: James R. Brannen, or by calling (603) 742-4680.

This press release is neither an offer to sell nor a solicitation of an offer to buy the common stock of First Seacoast Bancorp, Inc. The offer is made only by the prospectus, as supplemented by the prospectus supplement, and when accompanied by a stock order form. The shares of common stock being offered for sale by First Seacoast Bancorp, Inc. are not savings accounts or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or by any other governmental agency.

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